Exhibit 10.3

$5,000,000.00 Manhattan Beach, California

August 7, 2017

SERIES 1 SENIOR SECURED PROMISSORY NOTE

TriLinc Global Impact Fund Cayman, Ltd., an exempted company incorporated with limited liability under laws of the Cayman Islands (the “Company”), for value received, hereby promises to pay to State Street Australia Ltd ACF Christian Super (“Holder”), the principal amount of five million dollars and no cents ($5,000,000.00), together with interest on the unpaid amount thereof in accordance with the terms hereof, from the date hereof until paid in accordance with the terms hereof.

1.Series 1 Senior Secured Promissory Note.

1.1Interest Rate.  Simple interest shall accrue on the principal amount hereunder at the rate of interest equal to 4% per annum plus the one year London Interbank Offered Rate (the “Interest Rate”).  Interest shall be computed on the basis of a 365-day year for the actual number of days elapsed.  Notwithstanding anything to the contrary contained in this Series 1 Senior Secured Promissory Note, the interest paid or agreed to be paid hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If Holder receives interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal amount of this Series 1 Senior Secured Promissory Note or, if it exceeds such unpaid principal, refunded to the Company.

1.2Payments.

(a)Interest on the principal amount hereunder shall be payable quarterly in arrears within 15 days after the end of each calendar quarter (or partial calendar quarter) during which any such principal amount remains outstanding.

(b)The principal amount hereunder plus all accrued but unpaid interest thereon shall become due and payable on August 7, 2021.

2.Security.

2.1The Company has, pursuant to the terms of an Equitable Mortgage Over Shares dated August 7, 2017, executed by way of deed poll in favor of the Holder, as more fully described in the Equitable Mortgage Over Shares (the form of which is appended to the Private Placement Memorandum of the Company dated April 7, 2017), granted a security interest to Holder as security for (among other things) the payment and discharge of its obligations under this Note.

3.Miscellaneous.

3.1Binding Agreement; Assignments.  This Series 1 Senior Secured Promissory Note, and the terms, covenants and conditions hereof, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Holder may assign its rights and obligations under this Series 1 Senior Secured Promissory Note only with the prior written consent of the Company, which consent shall not unreasonably be withheld.  The Company shall not assign this Series 1 Senior Secured Promissory Note and any unconsented assignment shall be void ab initio.

3.2Prepayment.  The Company shall have the right at any time to prepay all of the principal amount, together with any accrued and unpaid interest thereon, due under this Series 1 Senior Secured Promissory Note, without premium or penalty.

3.3Severability.  In case any one or more of the provisions contained in this Series 1 Senior Secured Promissory Note should be invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.

3.4Counterparts.  This Series 1 Senior Secured Promissory Note may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.5Entire Agreement.  This Series 1 Senior Secured Promissory Note supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and contain the sole and entire agreement between the parties hereto with respect thereto.

3.6Attorneys’ Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Series 1 Senior Secured Promissory Note, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

3.7Amendments and Waivers.  Provisions of this Series 1 Senior Secured Promissory Note may only be amended or waived with the written consent of Holder and the Company.  Any amendment or waiver effected in accordance with this Section 3.7 shall be binding upon Holder and each future holder of this Series 1 Senior Secured Promissory Note, even if the future holder has not executed such amendment or waiver.

3.8Governing Law.  This Series 1 Senior Secured Promissory Note shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

3.9Headings.  The headings used in this Series 1 Senior Secured Promissory Note have been inserted for convenience of reference only and do not define or limit the provisions hereof.

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IN WITNESS WHEREOF, the Company has caused this Series 1 Senior Secured Promissory Note to be executed as of the date first set forth above.

TRILINC GLOBAL IMPACT FUND CAYMAN, LTD.

By:

Name:

Title: